AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT is made as of this 13th day of August, 2008 by and between the National Renewable Energy Investment Fund, Inc., a Maryland corporation having its principal place of business in West Des Moines, IA (the “Company”), and WB Capital Management, Inc., an Iowa corporation having its principal place of business in West Des Moines, Iowa (the “Adviser”).

WHEREAS, the Company is a newly organized, non-diversified management investment company that intends to elect treatment as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and engages in the business of acting as an investment adviser; and

WHEREAS, the Company and the Adviser entered into an Investment Advisory Agreement dated November 8, 2007, which the parties wish to now amend and restate in its entirety.

NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	Appointment of Adviser.

The Company appoints the Adviser to act as manager and investment adviser to the Company for the period and on the terms herein set forth. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.	Duties of the Adviser.

Subject to the overall supervision and review of the Board of Directors of the Company (“Board”), the Adviser will regularly provide the Company with investment research, advice and supervision and will furnish continuously an investment program for the Company, consistent with the investment objective and policies of the Company. The Adviser will provide, on behalf of the Company, any managerial assistance requested by the portfolio companies of the Company. The Adviser will determine from time to time what securities shall be purchased for the Company, what securities shall be held or sold by the Company and what portion of the Company’s assets shall be held uninvested as cash or in other liquid assets, subject always to the provisions of the Company’s Articles of Incorporation, Bylaws, and any subsequent registration statement of the Company under the Securities Act of 1933 (the “1933 Act”) covering the Company’s shares, as filed with the Securities and Exchange Commission (the “Commission”), as any of the same may be amended from time to time, and to the investment objectives of the Company, as each of the same shall be from time to time in effect, and subject, further, to such policies and instructions as the Board may from time to time establish. To carry out such determinations, the Adviser will exercise full discretion and act for the Company in the same manner and with the same force and effect as the Company itself might or could do with respect to purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Company; (iii) perform due diligence on prospective portfolio companies; (iv) monitor the Company’s investments; (v) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds.

3.	Administrative Duties of the Adviser.

The Adviser agrees to furnish office facilities and clerical and administrative services necessary to the operation of the Company (other than services provided by the Company’s custodian, accounting agent, administrator, dividend and interest paying agent and other service providers). The Adviser is authorized to conduct relations with the Company’s custodians, depositaries, underwriters, brokers, dealers, placement agents, banks, insurers, accountants, attorneys, pricing agents, and other persons as may be deemed necessary or desirable. To the extent requested by the Company, the Adviser shall (i) oversee the performance of, and payment of the fees to, the Company’s service providers, and make such reports and recommendations to the Board concerning such matters as the parties deem desirable; (ii) respond to inquiries and otherwise assist such service providers in the preparation and filing of regulatory reports, proxy statements, shareholder communications and the preparation of Board materials and reports; (iii) establish and oversee the implementation of borrowing facilities or other forms of leverage authorized by the Board; and (iv) supervise any other aspect of the Company’s administration as may be agreed upon by the Company and the Adviser. The Company shall reimburse the Adviser or its affiliate for all out-of-pocket expenses incurred in providing the services set forth in this Section 3.

4.	Delegation of Responsibilities.

The Adviser is authorized to delegate any or all of its rights, duties and obligations under this Agreement to one or more sub-advisers, and may enter into agreements with sub-advisers, and may replace any such sub-advisers from time to time in its discretion, in accordance with the 1940 Act, the Advisers Act, and rules and regulations thereunder, as such statutes, rules and regulations are amended from time to time or are interpreted from time to time by the staff of the Commission, and if applicable, exemptive orders or similar relief granted by the Commission, and upon receipt of approval of such sub-advisers by the Board and by shareholders (unless any such approval is not required by such statutes, rules, regulations, interpretations, orders or similar relief).

5.	Independent Contractors.

The Adviser and any sub-advisers shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Company in any way or otherwise be deemed to be an agent of the Company.

6.	Compliance with Applicable Requirements.

In carrying out its obligations under this Agreement, the Adviser shall at all times conform to:

a. all applicable provisions of the 1940 Act and the Advisers Act and any applicable rules and regulations adopted thereunder;

b. the provisions of any registration statement of the Company, as the same may be amended from time to time under the 1933 Act, including without limitation, the investment objectives set forth therein;

c. the provisions of the Company’s Articles of Incorporation, as the same may be amended from time to time;

d. the provisions of the Bylaws of the Company, as the same may be amended from time to time;

e. all policies, procedures and directives adopted by the Board; and

f. any other applicable provisions of state, federal or foreign law.

7.	Policies and Procedures.

The Adviser represents to the Company that is has adopted and implemented written policies and procedures reasonably designed to prevent violation of the federal securities laws (as that term is used in Rule 38a-1 adopted under the 1940 Act) by the Adviser and its supervised persons. The Adviser shall provide the Company, at such times as the Company shall reasonably request, with a copy of such policies and procedures and a report of such policies and procedures; such report shall be of sufficient scope and in sufficient detail as may reasonably be required to comply with Rule 38a-1 under the 1940 Act and to provide reasonable assurance that any material inadequacies would be disclosed by such examination, and, if there are no such inadequacies, the reports shall so state.

8.	Brokerage.

The Adviser is responsible for decisions to buy and sell securities for the Company, broker-dealer selection, and negotiation of brokerage commission rates. The Adviser’s primary consideration in effecting a security transaction will be to obtain the best execution. In selecting a broker-dealer to execute a particular transaction, the Adviser will take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and the difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Company on a continuing basis. Accordingly, the price to the Company in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the execution services offered.

Subject to such policies as the Board may from time to time determine, the Adviser shall not be deemed to have acted unlawfully, or to have breached any duty created by this Agreement or otherwise, solely by reason of its having caused the Company to pay a broker or dealer that provides brokerage and research services to the Adviser an amount of commission for effecting a Company investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the Company and to other clients of the Adviser as to which the Adviser exercises investment discretion. The Adviser is further authorized to allocate the orders placed by it on behalf of the Company to such brokers and dealers who also provide research or statistical material or other services to the Company, the Adviser or to any sub-Adviser. Such allocation shall be in such amounts and proportions as the Adviser shall determine and the Adviser will report on said allocations regularly to the Board indicating the brokers to whom such allocations have been made and the basis therefore.

9.	Books and Records.

The Adviser will maintain complete and accurate records in respect of all transactions relating to the Company’s portfolio. The Adviser will keep or will cause to be kept records in respect of all such portfolio transactions executed on behalf of the Company. To the extent permitted by applicable law, the Adviser shall provide access to its books and records relating to the Company as the Company may reasonably request. The Adviser shall have access at all reasonable times to books and records maintained for the Company to the extent necessary for the Adviser to comply with all applicable securities or other laws to which it is subject, and further provided that the Company shall produce copies of such records and books whenever reasonably required to do so by the Adviser for the purpose of legal proceedings or dealings with any governmental or regulatory authorities or for its internal compliance procedures.

10.	Compensation.

For the services, payments and facilities to be furnished hereunder by the Adviser, the Adviser shall receive from the Company the following compensation:

a. Base Management Fee. The Adviser shall receive quarterly a base management fee (the “Base Management Fee”) equal to: (i) for the period beginning at the Commencement of Operations and ending six months from the Commencement of Operations (the “Initial Period”), (A) 1.0% per annum of the Company’s Gross Invested

Assets which are invested in Public Securities, and (B) 1.5% per annum of the Company’s Gross Invested Assets which are not invested in Public Securities; and (ii) thereafter (“Subsequent Periods”), (A) 1.0% per annum of the Company’s Gross Assets which are invested in Public Securities, and (B) 1.5% per annum of the Company’s Gross Assets which are not invested in Public Securities. “Gross Invested Assets” shall mean the Company’s total assets, less the cash proceeds and cash equivalent investments of the Company’s initial public offering of its shares which are not invested in debt or equity securities of portfolio companies in accordance with the Company’s investment objectives. “Gross Assets” shall mean the Company’s total assets, including investments made with the proceeds of borrowings, less any uninvested cash or cash equivalents resulting from borrowings. During the Initial Period, the Base Management Fee will be payable each month in arrears and will be calculated based on the value of the Company’s Gross Invested Assets as of the end of the month. During the Subsequent Periods and beginning at the end of the first full quarter following the Initial Period, the Base Management Fee shall be calculated quarterly and paid quarterly in arrears within thirty (30) days of the end of each calendar quarter. “Commencement of Operations” shall mean the day the Company receives the proceeds from its initial pubic offering of its common shares. “Public Securities” shall mean equity securities which are publicly-traded on a national securities exchange, over-the-counter market or similar market.

b. Incentive Fee. The Adviser shall receive an incentive fee (the “Incentive Fee”). The Incentive Fee shall consist of two parts, as follows:

(i) Investment Income Fee. The Adviser shall receive an investment income fee (the “Investment Income Fee”) equal to 20% of the amount of the Pre-Incentive Fee Investment Net Income for the quarter that exceeds a quarterly hurdle rate equal to 2.0% (8% annualized) of the Company’s Net Managed Assets. “Net Managed Assets” shall mean total assets less indebtedness of the Company. “Pre-Incentive Fee Net Investment Income” shall mean interest income, dividend income, and any other income (including accrued income that the Company has not yet received in cash, any fees such as commitment, origination, syndication, structuring, diligence, monitoring, and consulting fees or other fees that the Company is entitled to receive from portfolio companies) accrued during the calendar quarter, minus the Company’s operating expenses for such quarter (including the Base Management Fee, expenses payable pursuant to Section 11 below, any interest expense, any tax expense, and dividends paid on issued and outstanding preferred stock, if any, but excluding the Incentive Fee payable hereunder). The Investment Income Fee shall be calculated and payable quarterly in arrears within thirty (30) days of the end of each calendar quarter, with the fee first accruing upon the first anniversary of the Commencement of Operations. The Investment Income Fee calculation shall be adjusted appropriately on the basis of the number of calendar days in the first quarter the fee accrues or the calendar quarter during which this Agreement is in effect in the event of termination of the Agreement during any calendar quarter.

(ii) Capital Gains Fee. The Adviser shall receive a capital gains fee (the “Capital Gains Fee”) equal to 20% of (1) (a) the Company’s net realized capital gain (realized capital gains less realized capital losses) on a cumulative basis from the Commencement of Operations to the end of such fiscal year, less (b) any unrealized capital depreciation at the end of such fiscal year, less (2) the aggregate amount of any Capital Gains Fees paid in all prior fiscal years. For the purposes of this paragraph, realized capital gains on a security shall be calculated as the excess of the net amount realized from the sale or other disposition of such security over the original cost for the security. Realized capital losses on a security shall be calculated as the amount by which the net amount realized from the sale or other disposition of such security is less than the original cost of such security. Unrealized capital depreciation on a security shall be calculated as the amount by which the Company’s original cost of such security exceeds the fair value of such security at the end of a fiscal year. The Capital Gains Fee shall be calculated and payable annually within thirty (30) days of the end of each calendar year. In the event this Agreement is terminated, the Capital Gains Fee calculation shall be undertaken as of, and any resulting Capital Gains Fee shall be paid, within fifteen (15) days of the date of termination.

The Adviser may, from time to time, waive or defer all or any part of the compensation described in this Section 10. The parties do hereby expressly authorize and instruct the Company’s administrator, or its successors, to calculate the fee payable hereunder and to remit all payments specified herein to the Adviser.

11.	Adviser Purchase of Company Stock.

Beginning two years after the Commencement of Operations and to the extent permissible under federal securities laws and regulations, including Regulation M, the Adviser will purchase, in the open market through an independent trustee or agent, shares of the Company’s common stock equal to a value of 20% of the Capital Gains Fee it receives, up to a maximum of $2,500,000. Any purchase of such stock shall comply with any applicable six-month holding period under Section 16(b) of the Securities Act and all other restrictions contained in any law or regulation. The Advisor may change or terminate its obligation under this paragraph upon at least 90 days’ prior written notice to the Company.

12.	Expenses of the Adviser.

The compensation and allocable routine overhead expenses of all investment professionals of the Adviser and its staff, when and to the extent engaged in providing investment advisory services required to be provided by the Adviser under Section 2 hereof, will be provided and paid for by the Adviser and not by the Company. It is understood that the Company will pay all expenses other than those expressly stated to be payable by the Adviser hereunder, which expenses payable by the Company shall include, without limitation the following:

a. other than as set forth in the first sentence of this Section 10 above, expenses of maintaining the Company and continuing its existence and related overhead,

b. commissions, spreads, fees and other expenses connected with the acquisition, holding and disposition of securities and other investments including placement and similar fees in connection with direct placements entered into on behalf of the Company,

c. auditing, accounting and legal expenses,

d. taxes and interest,

e. governmental fees,

f. expenses of listing shares of the Company with a stock exchange, and expenses of issue, sale, repurchase and redemption (if any) of interests in the Company, including expenses of conducting tender offers for the purpose of repurchasing Company securities,

g. expenses of registering and qualifying the Company and its securities under federal and state securities laws and of preparing and filing registration statements and amendments for such purposes,

h. expenses of communicating with shareholders, including website expenses and the expenses of preparing, printing, and mailing press releases, reports and other notices to shareholders and of meetings of shareholders and proxy solicitations therefore,

i. expenses of reports to governmental officers and commissions,

j. insurance expenses,

k. association membership dues,

l. fees, expenses and disbursements of custodians and subcustodians for all services to the Company (including without limitation safekeeping of funds, securities and other investments, keeping of books, accounts and records, and determination of net asset values),

m. fees, expenses and disbursements of transfer agents, dividend and interest paying agents, shareholder servicing agents and registrars for all services to the Company,

n. compensation and expenses of directors of the Company who are not members of the Adviser’s organization,

o. pricing, valuation, and other consulting or analytical services employed in considering and valuing the actual or prospective investments of the Company,

p. all expenses incurred in leveraging of the Company’s assets through a line of credit or other indebtedness or issuing and maintaining preferred shares,

r. all expenses incurred in connection with the organization of the Company and any offering of common shares, and

s. such non-recurring items as may arise, including expenses incurred in litigation, proceedings and claims and the obligation of the Company to indemnify its directors, officers and shareholders with respect thereto.

13.	Covenants of the Adviser.

The Adviser represents that it is, and covenants that it shall remain during the term of this Agreement, registered as an investment adviser under the Advisers Act. The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

14.	Non-Exclusivity.

The Company understands that the persons employed by the Adviser to assist in the performance of the Adviser’s duties under this Agreement may not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of the Adviser or any affiliate of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature, so long as the Adviser’s services to the Company are not impaired by the provision of such services to others. The Company further understands and agrees that officers and directors of the Adviser may serve as officers or directors of the Company, and that officers or directors of the Company may serve as officers or directors of the Adviser to the extent permitted by law; and that the officers and directors of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers or directors of any other firm or company, including other investment advisory companies. The Adviser covenants to provide written notification to the Company prior to entering into an advisory relationship with another fund having a similar investment strategy.

15.	Effective Date, Term and Approval.

This Agreement shall become effective with respect to the Company as of the Commencement of Operations. This Agreement shall continue in force and effect for two years from the date of this Agreement, and may be continued from year to year thereafter, provided that the continuation of the Agreement is specifically approved at least annually:

a. (i) by the Board or (ii) by the vote of “a majority of the outstanding voting securities” of the Company (as defined in Section 2(a)(42) of the 1940 Act); and

b. by the affirmative vote of a majority of the directors who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of a party to this Agreement (other than as directors of the Company), by votes cast in person at a meeting specifically called for such purpose.

16.	Termination.

This Agreement may be terminated by the Company at any time, without the payment of any penalty by the Company, by vote of the Board or by vote of a majority of the outstanding voting securities of the Company, on no more than sixty (60) days’ written notice to the Adviser. This Agreement may be terminated by the Adviser at any time, without the payment of any penalty by the Adviser, on no less than sixty (60) days’ written notice to the Company. The notice provided for herein may be waived by the party entitled to receipt thereof. This Agreement shall automatically terminate in the event of its assignment, the term “assignment” for purposes of this paragraph having the meaning defined in Section 2(a)(4) of the 1940 Act. Upon termination pursuant to this Section 16, the Adviser must deliver all copies of books and records maintained in accordance with this Agreement and applicable law.

17.	Amendment.

No amendment of this Agreement shall be effective unless it is in writing and signed by the party against which enforcement of the amendment is sought. No amendment to Section 10 or Section 12 of this Agreement shall be effective unless it is approved by the vote of a majority of the outstanding voting securities of the Company.

18.	Liability of Adviser.

The Adviser will not be liable in any way for any default, failure or defect in any of the securities comprising the Company’s portfolio if it has satisfied the duties and the standard of care, diligence and skill set forth in this Agreement. However, the Adviser shall be liable to the Company for any loss, damage, claim, cost, charge, expense or liability resulting from the Adviser’s willful misconduct, bad faith or gross negligence or disregard by the Adviser of the Adviser’s duties or standard of care, diligence and skill set forth in this Agreement or a material breach or default of the Adviser’s obligations under this Agreement.

19.	Notices.

Any notices under this Agreement shall be in writing, addressed and delivered, telecopied or mailed postage paid, to the other party entitled to receipt thereof at such address as such party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Company and that of the Adviser shall be 1415 28th Street; Suite 2100, West Des Moines, Iowa 50266-1461.

20.	Questions of Interpretation.

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act or the Advisers Act shall be resolved by reference to such term or provision of the 1940 Act or the Advisers Act and to interpretations thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to said Acts. In addition, where the effect of a requirement of the 1940 Act or the Advisers Act reflected in any provision of the Agreement is revised by rule, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Subject to the foregoing, this Agreement shall be governed by and construed in accordance with the laws (without reference to conflicts of law provisions) of the State of Delaware.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective duly authorized officers on the day and year first written above.

NATIONAL RENEWABLE ENERGY INVESTMENT FUND, INC.		WB CAPITAL MANAGEMENT, INC.

By:	/s/ David W. Miles	By:	/s/ Scott Eltjes
	David W. Miles, Chairman		Scott Eltjes, CEO